Exhibit 10.33

                                  AMENDMENT #1

                           DEFERRED COMPENSATION PLAN
                                       FOR
                           CERTAIN EXECUTIVE EMPLOYEES
                                       OF
                           COMMUNITY BANK SYSTEM, INC.

      This sets forth Amendment #1 to the Deferred Compensation Plan For Certain Executive Employees of Community Bank System, Inc., as amended and restated as of January 1, 2002 ("Plan").

      Effective as of December 21, 2005, Section 3.04 of the Plan is amended and restated to provide in its entirety as follows:

            3.04 Account Reduction. Notwithstanding any other term or provision of the Plan (including, without limitation, Section 4.01), each Participant's Account balance under this Plan shall be reduced by an amount equal to the Participant's "Supplemental Account Balance" under
      Section 5.3(e) of The Community Bank System, Inc. Pension Plan ("Pension Plan"). The reduction described in the preceding sentence shall be applied as of the earlier of (a) the date as of which benefits are first paid to or on behalf of the Participant pursuant to the Pension Plan, or (b) the date as of which benefits are first paid to or on behalf of the Participant pursuant to this Plan. In no event shall a Participant be entitled to receive a benefit under this Plan that duplicates a benefit that has been paid or will be paid under the Pension Plan.

      Pursuant to resolutions adopted by the Board of Directors of Community Bank System, Inc. on December 21, 2005, this Amendment #1 has been executed by a duly authorized officer of Community Bank System, Inc. on this _29th_ day of December 2005.

                                                COMMUNITY BANK SYSTEM, INC.


                                                By: /s/ Mark E. Tryniski
                                                    ----------------------------